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


Item 6.
-------

                                   Exhibit 11
                                   ----------

                                                                                 THREE MONTHS                 THREE MONTHS
                                                                                    ENDED                         ENDED
COMPUTATION OF PER SHARE EARNINGS                                              DECEMBER 31, 1996            DECEMBER 31, 1995
                                                                             ----------------------       ----------------------
Net income                                                                                $593,439                     $483,758
                                                                                          ========                     ========

Weighted average common shares outstanding                                               1,652,400                    1,834,900


Common stock equivalents due to dilutive effect of stock options                            35,600                       59,700
                                                                                            ------                       ------

Total weighted average common shares and equivalents outstanding                         1,688,000                    1,894,600
                                                                                         =========                    =========

Earnings per common share and common share equivalent                                        $0.35                        $0.26
                                                                                             =====                        =====


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